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                                                                    EXHIBIT 3.39

                      AMENDED CERTIFICATE OF INCORPORATION

                                       OF

                               MCTAWS CORPORATION

                                 ARTICLE 1. NAME

      The name of this corporation is McTaws Corporation.

                     ARTICLE 2. REGISTERED OFFICE AND AGENT

      The address of the initial registered office of this corporation is Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, State of Delaware 19801, and the name of its initial registered agent at such address is The Corporation Trust Company.

                               ARTICLE 3. PURPOSES

      The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                ARTICLE 4. SHARES

      The total authorized stock of the corporation shall consist of 100 shares of common stock having a par value of $.01 per share.

                             ARTICLE 5. INCORPORATOR

      The name of the incorporator is Kenneth W. Johnson and his mailing address is One Union Square, 36th Floor, 600 University Street, Seattle, WA 98101. The powers of the incorporator are to terminate upon the filing of this Certificate of Incorporation.

                                ARTICLE 6. BYLAWS

      The Board of Directors shall have the power to adopt, amend or repeal the By-laws for this corporation, subject to the power of the stockholders to amend or repeal


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such Bylaws. The stockholders shall also have the power to adopt, amend or repeal the Bylaws for this corporation.

                        ARTICLE 7. ELECTION OF DIRECTORS

      Written ballots are not required in the election of Directors.

                          ARTICLE 8. PREEMPTIVE RIGHTS

      Preemptive rights shall not exist with respect to shares of stock or securities convertible into shares of stock of this corporation.

                          ARTICLE 9. CUMULATIVE VOTING

      The right to cumulate votes in the election of Directors shall not exist with respect to shares of stock of this corporation.

             ARTICLE 10. AMENDMENTS TO CERTIFICATE OF INCORPORATION

      This corporation reserves the right to amend or repeal any of the provisions contained in this Certificate of Incorporation in any manner now or hereafter permitted by law, and the rights of the stockholders of this corporation are granted subject to this reservation.

                  ARTICLE 11. LIMITATION OF DIRECTOR LIABILITY

      To the full extent that the Delaware General Corporation Law, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of directors, a director of this corporation shall not be liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment to or repeal of this
Article 11 shall not adversely affect any right or protection of a director of this corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

              ARTICLE 12. ACTION BY STOCKHOLDERS WITHOUT A MEETING

      Any action which could be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a written consent setting forth the action taken is signed by all of the stockholders entitled to vote with respect to the subject matter thereof.


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         ARTICLE 13. BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS

      The corporation expressly elects not to be governed by Section 203(a) of Title 8 of the Delaware General Corporation Law.


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